Exhibit 16
September 11, 1997



Securities and Exchange Commission
Washington, D.C.  20549

We were previously the independent accountants for First Team Sports, Inc. and subsidiary, and on April 9, 1997, we reported on the consolidated financial statements of First Team Sports, Inc. and subsidiary as of February 28, 1997 and February 29, 1996 and for each of the three years in the period ended February 28, 1997. On September 10, 1997, we resigned as independent accountants of First Team Sports, Inc. and subsidiary.

We have read First Team Sports, Inc.'s statements included under Item 4 of its Form 8-K dated September 10, 1997, and we agree with such statements.


                                                     /s/ McGladrey & Pullen, LLP
                                                     McGladrey & Pullen, LLP


McGladrey & Pullen, LLP
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St. Paul, Minnesota 55101-2170
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